[LETTERHEAD OF MADSEN & ASSOCIATES CPA’S, INC.]

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of BigString Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-135180 on Form S-8 of BigString Corporation of our report dated April 12, 2012 relating to the consolidated balance sheets of BigString Corporation and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2011 and 2010, which report appears in the Annual Report on Form 10-K of BigString Corporation for the year ended December 31, 2011.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.
Certified Public Accountants

April 12, 2012